EXHIBIT 2.4

                               SECURITY AGREEMENT

            SECURITY AGREEMENT dated as of April 1, 2003 (this "Security Agreement") by and between Hancock Aluminum LLC, a Delaware limited liability company ("Hancock"), Glencore Ltd., a Swiss corporation acting through its Stamford, Connecticut branch ("Glencore") and Glencore Acquisition I LLC, a Delaware limited liability company ("GAC," and together with Glencore, "Creditor").

            WHEREAS, Century Aluminum Company, a Delaware corporation ("Debtor"), Hancock, Glencore and GAC have entered into an asset purchase agreement (the "Asset Purchase Agreement") pursuant to which Debtor is, through its wholly owned subsidiary, Hancock, on this day buying all of the assets and assuming all of the liabilities of Creditor relating to the aluminum reduction plant located in Hawesville, Kentucky (the "Plant") and the aluminum reduction business conducted at the Plant (the "Business"), as more fully set forth in the Asset Purchase Agreement; and

            WHEREAS, as part of the purchase price under the Asset Purchase Agreement, the parties agreed that Debtor shall execute and deliver (i) a promissory note in the principal amount of Forty Million United States Dollars (US$40,000,000), in favor of GAC (the "Hawesville Purchase Note"), and (ii) a promissory note in favor of Glencore issued pursuant to the Reimbursement Agreement (as defined below) (the "Letter of Credit Reimbursement Note" and together with the Hawesville Purchase Note, the "Notes"), each to be secured by a guaranty by Hancock and certain other subsidiaries of Debtor in favor of Creditor (the "Guaranty"), and the Notes and the Guaranty are also to be secured by certain of the assets purchased by Hancock pursuant to the Asset Purchase Agreement, as more fully set forth herein; and

            WHEREAS, as a condition precedent to the consummation of the transactions contemplated by the Asset Purchase Agreement, Hancock has agreed to grant and perfect the first priority security interests in and to certain of the assets purchased under the Asset Purchase Agreement.

            NOW, THEREFORE, to induce Creditor to enter into the Asset Purchase Agreement, to accept the Notes of Debtor and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

            Section 1. Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Asset Purchase Agreement. The following terms shall have the following meanings:

            "Asset Purchase Agreement" has the meaning set forth in the first WHEREAS clause of this Security Agreement.

            "Business" has the meaning set forth in the first WHEREAS clause of this Security Agreement.

            "CAK" has the meaning set forth in Section 2 hereof.

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            "Collateral" has the meaning set forth in Section 2 hereof.

            "Collateral Security Documents" means this Security Agreement, the Mortgage, the Guaranty, the Notes, and all other agreements or similar instruments delivered pursuant hereto or thereto.

            "Creditor" has the meaning set forth in the Preamble of this Security Agreement.

            "Debtor" has the meaning set forth in the first WHEREAS clause of this Security Agreement.

            "Event of Default" means an "Event of Default" as defined in the Hawesville Purchase Note or the Letter of Credit Reimbursement Note.

            "GAC" has the meaning set forth in the Preamble to this Security Agreement.

            "Glencore" has the meaning set forth in the Preamble to this Security Agreement.

            "Guaranty" has the meaning set forth in the second WHEREAS clause of this Security Agreement.

            "Hancock" has the meaning set forth in the Preamble of this Security Agreement.

            "Hawesville Purchase Note" has the meaning set forth in the second WHEREAS clause of this Security Agreement.

            "Indenture" means the Indenture dated as of April 2, 2001, as the same may be amended from time to time, among Debtor, as issuer, Century Aluminum of West Virginia, Inc., Berkeley Aluminum, Inc., Virgin Islands Alumina Corporation LLC, Century Kentucky, Inc., Metalsco Ltd., Skyliner, Inc., and NSA Ltd., as guarantors, and Wilmington Trust Company, as trustee, relating to Debtor's 11 3/4% Senior Secured First Mortgage Notes due 2008 (as described in the Indenture).

            "Letter of Credit Reimbursement Note" has the meaning set forth in the second WHEREAS clause of this Security Agreement.

            "Notes" has the meaning set forth in the second WHEREAS clause of this Security Agreement.

            "Perfection Certificate" means, with respect to Hancock, a certificate substantially in the form of Exhibit A hereto, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by a Responsible Officer of Hancock.

            "Plant" has the meaning set forth in the first WHEREAS clause of this Security Agreement.

            "Post-Petition Interest" means, with respect to each of Debtor and Hancock, any interest that accrues under or in respect of the Notes, the Guaranty or under the Mortgage after the commencement of any case, proceeding or other action relating to the bankruptcy,


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reorganization or insolvency of Debtor or Hancock (or would accrue but for the operation of applicable bankruptcy, reorganization or insolvency laws), whether or not such interest is allowed or allowable as a claim in any such case, proceeding or other action.

            "Proceeds" means, with respect to Hancock, all proceeds of, and all other profits, products, rents or receipts, in whatever form, arising from the collection, sale, lease, exchange, assignment, licensing or other disposition of, or other realization upon, the Collateral, including, without limitation, all claims of Hancock against third parties for loss of, damage to or destruction of, or for proceeds payable under, or unearned premiums with respect to, policies of insurance in respect of, any of its Collateral whether now existing or hereafter arising.

            "Reimbursement Agreement" means the Reimbursement Agreement dated as of the date hereof by and between Debtor and Glencore, pursuant to which Debtor has agreed to reimburse or pay to Glencore amounts which may be paid by Glencore under the guaranty provided for in the Letter of Credit and Reimbursement Agreement dated as of October 10, 2001 among Citibank, N.A., NSA, Ltd. and Glencore.

            "Responsible Officer" means, with respect to Hancock, its chief executive officer, chief financial officer, treasurer or any vice president.

            "Revolving Credit Agreement" means the Revolving Credit Agreement dated as of April 2, 2001, as the same may be amended from time to time, by and among the Debtor, Century Aluminum of West Virginia, Inc., Berkeley Aluminum, Inc., Century Kentucky, Inc., Metalsco Ltd. and NSA Ltd., as borrowers, Fleet Capital Corporation, as agent, and the lending institutions party thereto.

            "Secured Obligations" means (i) all principal of and interest on each of the Notes payable by, and the performance of all obligations of, Debtor arising under each of the Notes and the Reimbursement Agreement; (ii) the performance of all obligations of Hancock arising under the Mortgage issued by Hancock pursuant to the Asset Purchase Agreement; (iii) the payment and performance obligations of Hancock, Century Kentucky, Inc., NSA, Ltd., Century Aluminum of West Virginia, Inc., Berkeley Aluminum, Inc., Metalsco, Ltd., and Skyliner, Inc. arising under the Guaranty (in the case of (i), (ii) and (iii), including without limitation, Post-Petition Interest); (iv) all other amounts from time to time payable by, or the performance of all obligations of, each of Debtor and Hancock arising under the Asset Purchase Agreement; and (v) all obligations of each of Debtor and Hancock arising hereunder.

            "Security Agreement" means this Agreement.

            "Security Interests" means the security interests in the Collateral granted by Hancock under the Collateral Security Documents.

            "UCC" means the Uniform Commercial Code as in effect on the date hereof in the State of Delaware; provided, however, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of any Security Interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of Delaware, then for purposes of the provisions hereof relating to such perfection or the effect of


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perfection or non-perfection of any Security Interest the term "UCC" shall mean the Uniform Commercial Code as in effect in such other jurisdiction.

            Section 2. The Security Interests.

            (a) As collateral security for the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) and performance of the Secured Obligations in accordance with the terms thereof, subject to subsection (b) below, Hancock hereby grants to Creditor a continuing security interest in all right, title and interest of Hancock in and to all of the following property, whether now owned or existing or hereafter acquired or arising (all being collectively referred to as the "Collateral"):

                  (i) the fixed and movable assets comprising pot line five (5) at the Plant, together with the real property thereunder, all as more fully described in Exhibit A to the Asset Purchase Agreement (in the case of such portion of the foregoing constituting real property, as evidenced by the Mortgage);

                  (ii) an undivided twenty percent (20%) interest in and to all other fixed and movable assets and properties comprising part of the Plant or otherwise used in the conduct of the Business, but not including the fixed and movable assets and properties comprising pot lines one (1) through four (4) at the Plant or any assets or liabilities comprising the working capital of the Business (in the case of such portion of the foregoing constituting real property, as evidenced by the Mortgage);

                  (iii) a membership interest equal to twenty percent (20%) of the total membership interests in Century Aluminum of Kentucky LLC, a Delaware limited liability company ("CAK");

                  (iv) a twenty percent (20%) interest in the Alumina Purchase Agreement dated as of April 2, 2001 between CAK, NSA, Ltd. and Glencore, pursuant to which, among other things, CAK assigned to Glencore a twenty percent (20%) interest in an agreement for the supply of sandy calcinated grade alumina, all as more fully described in the Asset Purchase Agreement;

                  (v) all books, records, ledger cards, files, correspondence, computer programs and related data processing software that at any time evidence or contain information relating to any property described in subparts (i), (ii) and (iii) above or are otherwise necessary or helpful in the collection thereof or realization thereon; and

                  (vi) all Proceeds of the Collateral described in the foregoing clauses (i), (ii), (iii), (iv) and (v).

            (b) The Security Interests are granted as security only and shall not subject Creditor to, or transfer or in any way affect or modify, any obligation or liability of Debtor or Hancock with respect to any of the Collateral or any transaction in connection therewith.

            (c) Notwithstanding the foregoing, Fleet Capital Corporation, as agent under the Revolving Credit Agreement, shall retain a security interest in the inventory, receivables and


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proceeds thereof, with respect to the Debtor, Hancock and the Subsidiary
Guarantors. In no event shall the Collateral include the inventory, receivables or proceeds thereof of the Debtor, Hancock or any of the Subsidiary Guarantors.

            Section 3. Representations and Warranties. Hancock represents and warrants to Creditor that:

            (a) Hancock is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware.

            (b) Hancock has good, valid and marketable title (and in the case of real property, good, marketable and insurable title in fee simple) to all of the Collateral, free and clear of any Lien except for Permitted Liens (as defined in the Asset Purchase Agreement) and those Liens created pursuant hereto and the Mortgage.

            (c) Hancock has not performed any acts that shall prevent Creditor from enforcing any of the provisions of the Collateral Security Documents or that would limit Creditor in any such enforcement. No financing statement, security agreement, mortgage (except as contemplated hereby) or similar or equivalent document or instrument covering all or any part of the Collateral owned by Hancock is on file or of record in any jurisdiction in which such filing or recording would be effective to perfect or record a Lien on such Collateral, except financing statements, security agreements, mortgages or similar or equivalent documents or instruments which will be released simultaneously with the filing and perfection of the security interests granted herein and in the Mortgage. No Collateral owned by Hancock is in the possession of any Person (other than Hancock) asserting any claim thereto or security interest therein.

            (d) Hancock has delivered a Perfection Certificate to Creditor. The information set forth therein is correct and complete in all respects as of the date hereof and thereof.

            (e) The Security Interests constitute, under the UCC, valid security interests in all Collateral owned by Hancock securing the Secured Obligations.

            (f) When UCC financing statements describing the Collateral shall have been filed in the offices specified in Schedule 5(A) to Hancock's Perfection Certificate, the Security Interests will constitute perfected security interests in the Collateral owned by Hancock to the extent that a security interest therein may be perfected by filing pursuant to the UCC, prior to all Liens and rights of others therein. Except for the filing of such UCC financing statements and the Mortgage, no registration, recordation or filing with any governmental body, agency or official is required in connection with the execution or delivery of the Collateral Security Documents or is necessary for the validity or enforceability thereof or for the perfection or enforcement of the Security Interests.

            Section 4. Further Assurances; Covenants. Hancock covenants as follows:

            (a) It will not change (i) its name, identity or corporate structure in any manner, (ii) the location of its chief executive office or (iii) its jurisdiction of organization in any


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manner unless it shall have given Creditor at least thirty (30) days' prior written notice thereof, together with the delivery of a revised Perfection Certificate reflecting such change.

            (b) It will keep the Collateral at those locations listed on the Perfection Certificate and will not change such location to one not listed on the Perfection Certificate, without providing Creditor at least ten (10) days' prior written notice thereof, together with the delivery of a revised Perfection Certificate reflecting such change.

            (c) It will, from time to time, at its expense, execute, deliver, file and record any statement, assignment, instrument, document, agreement or other paper and take any other action (including, without limitation, any filings of financing or continuation statements under the UCC) that from time to time may be necessary or desirable, or that Creditor may reasonably request, in order to create, preserve, perfect, confirm or validate the Security Interests in the Collateral or to enable Creditor to obtain the full benefits of the Collateral Security Documents, or to enable Creditor to exercise and enforce any of its rights, powers and remedies hereunder or thereunder with respect to any of the Collateral. Notwithstanding Sections 4(a) and 4(b), to the extent any event or change in circumstances occurs that would make any statement made in, or Exhibit or Schedule to, the Perfection Certificate inaccurate or misleading in any material respect Hancock shall deliver a revised Perfection Certificate to Creditor within thirty (30) days following such event or occurrence. To the extent permitted by applicable law, Hancock authorizes Creditor to execute and file such financing statements or continuation statements without Hancock's signature appearing thereon. Hancock agrees that a carbon, photographic, photostatic or other reproduction of this Security Agreement or of a financing statement is sufficient as a financing statement. Hancock shall pay the costs of, or incidental to, any recording or filing of any such financing or continuation statements in which it is named as the debtor.

            (d) It shall keep full and accurate books and records relating to the Collateral, and stamp or otherwise mark such books and records in such manner as Creditor may reasonably request in order to reflect the Security Interests.

            (e) Hancock will not sell, lease, exchange, assign or otherwise dispose of, or grant any option with respect to, any of the Collateral; provided, however, that so long as no Event of Default has occurred and is continuing or would be caused thereby, Hancock may sell, lease or otherwise dispose of (i) obsolete assets comprising part of the Collateral in the ordinary course of business consistent with past practices, (ii) other assets comprising part of the Collateral described in Section 2(a)(i), and (iii) other assets comprising part of the Collateral described in Section 2(a)(ii), subject in the case of clauses (ii) and (iii), to the following sentence. Hancock agrees that in the event of any sale, lease, exchange, assignment or other disposition permitted by this Section 4(e) of (A) assets comprising part of the Collateral described in Section 2(a)(i) which, individually or in the aggregate have a fair market value in excess of One Million United States Dollars (US$1,000,000), or
(B) assets comprising part of the Collateral described in Section 2(a)(ii) which, individually or in the aggregate have a fair market value in excess of Five Million United States Dollars (US$5,000,000), any proceeds with respect thereto in excess of the respective amount set forth in clause (A) or (B), as the case may be, shall be either (x) reinvested in Collateral within one (1) year after the date of such sale, lease, exchange, assignment or other disposition or (y) used to repay to GAC or Glencore, as the case may be, amounts outstanding under the Hawesville Purchase Note and/or the Letter of Credit


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

Reimbursement Note, as the case may be, subject to applicable restrictions contained in the Indenture or the Revolving Credit Agreement, if any; and until such reinvestment or repayment shall have occurred, such excess proceeds shall be deemed to be Collateral hereunder, and on or prior to such sale, lease, exchange, assignment or other disposition Hancock shall have taken such steps as Glencore deems necessary or appropriate to perfect a first priority security interest in such excess proceeds.

            (f) Hancock will, promptly upon request, provide to Creditor all information and evidence it may reasonably request concerning the Collateral to enable Creditor to enforce the provisions of the Collateral Security Documents.

            (g) Hancock shall maintain insurance on the Collateral against loss or damage of the kinds customarily insured against by corporations similarly situated and owning like properties, in such amounts, with such deductibles and by such methods as are customary for corporations similarly situated in the industry in which Hancock conducts its business. Hancock shall keep such policies current and shall make all payments required thereunder on a timely basis. Hancock shall name Creditor as loss payee with respect to such coverage and shall supply Creditor with a certificate of insurance from its carrier with respect thereto.

            Section 5. General Authority. Hancock hereby irrevocably appoints Creditor its true and lawful attorney, with full power of substitution, in the name of Hancock or otherwise, for the sole use and benefit of Creditor, but at the expense of Hancock to the extent permitted by law, to exercise, at any time and from time to time while an Event of Default shall have occurred and is continuing, all or any of the following powers with respect to all or any of the
Collateral:

            (a) to demand, sue for, collect, receive and give acquittance for any and all monies due or to become due upon or by virtue thereof;

            (b) to settle, compromise, compound, prosecute or defend any action or proceeding with respect thereto;

            (c) to sell, transfer, assign or otherwise deal in or with the same or the proceeds or avails thereof, as fully and effectually as if Creditor were the absolute owner thereof; and

            (d) to extend the time of payment of any or all thereof and to make any allowance and other adjustments with reference thereto;

provided, that (i) before exercising any of such powers, Creditor shall notify Hancock that it intends to exercise one or more of its powers under this section, and (ii) Creditor shall give Hancock not less than twenty (20) days' prior written notice of the time and place of any sale or other intended disposition of any Collateral owned by Hancock. Creditor and Hancock agree that such notice constitutes "reasonable authenticated notification of disposition" within the meaning of Section 9-611 of the UCC.


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

            Section 6. Remedies upon Event of Default.

            (a) If an Event of Default shall have occurred and is continuing, whether or not Creditor has accelerated the Secured Obligations, Creditor may exercise any or all of the remedies available to it under the Collateral Security Documents.

            (b) If an Event of Default shall have occurred and is continuing, whether or not Creditor has exercised any available right to declare any Secured Obligations due and payable or seeks or pursues any other relief or remedy available to it under applicable law, under this Security Agreement, the Guaranty, the Mortgage, the Hawesville Purchase Note, the Reimbursement Agreement, the Letter of Credit Reimbursement Note or otherwise, Creditor may exercise all of the rights of a secured party under the UCC (whether or not in effect in the jurisdiction where such rights are exercised) with respect to any Collateral and, in addition, Creditor may sell the Collateral or any part thereof at public or private sale, for cash, upon credit or for future delivery, and at such price or prices as Creditor shall deem satisfactory. Creditor may be the purchaser of any or all of the Collateral so sold at any public sale (or, if the Collateral is of a type customarily sold in a recognized market or is of a type which is the subject of widely distributed standard price quotations, at any private sale; provided that such private sale is on terms available in such recognized market or at a price or prices comparable to the standard price quotations, as the case may be). Creditor is authorized, in connection with any such sale, if it deems it advisable so to do, to impose such limitations or conditions as it deems necessary or advisable in order to comply with any law. Hancock agrees that it will execute and deliver such documents and take such other action as Creditor deems necessary or advisable in order that any such sale may be made in compliance with law. Upon any such sale, Creditor shall have the right to deliver, assign and transfer to the purchaser thereof the Collateral so sold. Each purchaser at any such sale shall hold the Collateral so sold to it absolutely and free from any claim or right of Hancock of whatsoever kind, including any equity or right of redemption of Hancock which may be waived, and Hancock, to the extent permitted by law, hereby specifically waives all rights of redemption, stay or appraisal which it has or may have under any law now existing or hereafter adopted. Notice of any such sale shall be given to Hancock as required by Section 5 and shall (i) in case of a public sale, state the time and place fixed for such sale, and (ii) in case of a private sale, state the day after which such sale may be consummated. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as Creditor may fix in the notice of such sale. At any such sale the Collateral may be sold in one lot as an entirety or in separate parcels, as Creditor may determine, in its sole discretion. Creditor shall not be obligated to make any such sale pursuant to any such notice. Creditor may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for the sale, and such sale may be made at any time or place to which the same may be so adjourned. If all or any part of the Collateral is sold on credit or for future delivery, the Collateral so sold may be retained by Creditor until the selling price is paid by the purchaser thereof, but Creditor shall not incur any liability if such purchaser fails to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may again be sold upon like notice. Creditor, instead of exercising the power of sale herein conferred upon it, may proceed by a suit or suits at law or in equity to foreclose the Security Interests and sell the Collateral, or any portion thereof, under a judgment or decree of a court or courts of competent jurisdiction.


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

            (c) For the purpose of enforcing any and all rights and remedies under this Agreement, Creditor may (i) require Hancock to, and Hancock agrees that it will, at its expense and upon the request of Creditor, forthwith assemble moveable assets comprising part of its Collateral as directed by Creditor and make such moveable assets available at a place designated by Creditor which is reasonably convenient to Creditor and Hancock at the premises of Hancock, (ii) to the extent permitted by applicable law, enter, with or without process of law and without breach of the peace, any premises of Hancock where any of the Collateral is or may be located, and without charge or liability to it seize and remove any moveable assets comprising part of the Collateral from such premises, (iii) have access to and use Hancock's books and records relating to its Collateral and (iv) prior to the disposition of the Collateral, store any moveable assets comprising part of the Collateral without charge in any storage facility owned by Hancock at the premises, repair or recondition it or otherwise prepare it for disposition in any manner and to the extent Creditor deems appropriate and, in connection with such preparation and disposition, use without charge any trademark, trade name, copyright, patent or technical process owned or used by Hancock.

            (d) No remedy conferred upon Creditor hereunder or under any Collateral Security Document is intended to be exclusive of any other and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or under any other Collateral Security Document or now or hereafter existing at law or in equity or by statute or other provisions of law.

            (e) If the proceeds of sale, collection or other realization of or upon the Collateral are insufficient to cover the costs and expenses of such realization and the payment in full of the Secured Obligations, Hancock shall remain liable for any deficiency to the extent such party is obligated therefor under the Notes, the Reimbursement Agreement, the Mortgage, the Guaranty and the other documents executed in connection therewith.

            Section 7. Expenses. Hancock agrees that it will forthwith upon demand pay to Creditor:

            (a) the amount of any taxes which Creditor may have been required to pay by reason of the Security Interests in respect of the Collateral or to free any of the Collateral from any Lien thereon (other than Permitted Liens);

            (b) the cost of any and all filings, recording fees, taxes or any other expense in connection with the perfection of the Security Interests granted hereby;

            (c) the amount of any and all reasonable out-of-pocket expenses, including any excise, property, transfer, sales and use taxes imposed by any state, federal or other local authority on any of the Collateral, and reasonable fees and disbursements of counsel and of any other experts which Creditor may have been required to pay in connection with the enforcement of the Collateral Security Documents, including such expenses as are incurred in connection with:

                  (i) the collection, sale or other disposition of the Collateral;


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                  (ii) any action taken by Creditor to effect compliance on
behalf of Hancock in respect of a failure by such party to comply with the provisions of any Collateral Security Document which results (or is likely to result) in the diminution of the value of the Collateral or the validity, perfection, rank or value of any Security Interest in the Collateral;

                  (iii) protecting, storing, warehousing, appraising, insuring, handling, maintaining and shipping the Collateral; or

                  (iv) the exercise by Creditor of any of the rights or powers conferred upon it hereunder.

Any such amount not paid to Creditor on demand shall bear interest for each day until paid at a rate per annum equal to the Default Rate (as such term is defined in the Hawesville Purchase Note).

            Section 8. Limitation on Duty of Creditor in Respect of Collateral. Beyond the exercise of reasonable care in the custody and preservation thereof, Creditor shall have no duty as to any Collateral in its possession or control or in the possession or control of any agent or bailee or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto. Creditor shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is accorded treatment substantially equal to that which it accords its own property, and shall not be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of any act or omission of any agent or bailee selected by Creditor in good faith or by reason of any act or omission by Creditor, except to the extent that such liability arises from Creditor's gross negligence or willful misconduct.

            Section 9. Application of Proceeds. If an Event of Default has occurred and is continuing, Creditor may apply the proceeds of any sale of, or other realization upon, all or any part of the Collateral to pay the Secured Obligations. Any such payment shall be made in the following order of priorities:

                  first, to pay the reasonable expenses of such sale or other realization, including reasonable compensation to agents of and counsel for Creditor, and all reasonable expenses, liabilities and advances incurred or made by Creditor in connection with the Collateral Security Documents, and any other unreimbursed expenses for which Creditor is to be reimbursed pursuant to the Notes or Section 7 hereof;

                  second, to pay ratably the unpaid principal of the Secured Obligations of each of Debtor and Hancock until all the principal of such Secured Obligations shall have been paid in full;

                  third, to pay ratably all accrued but unpaid interest on the Secured Obligations of Debtor in accordance with the provisions of the Notes, until all the interest on such Secured Obligations shall have been paid in full;

                  fourth, to pay all other Secured Obligations ratably, until all such other Secured Obligations shall have been paid in full; and


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

                  finally, to pay to Hancock or its successors or assigns, or as a court of competent jurisdiction may direct, any surplus then remaining from the proceeds of the Collateral owned by it.

Creditor may make such distributions hereunder in cash or in kind or, on a ratable basis, in any combination thereof. All distributions made by Creditor hereunder shall be final (except in the event of manifest error).

            Section 10. Termination of Security Interests; Releases of Collateral (including Insurance Proceeds).

            (a) Upon the indefeasible payment and performance in full of all Secured Obligations, the Security Interests and all obligations of Hancock under this Security Agreement shall terminate and all rights to and interests in the Collateral pledged by Hancock shall revert to Hancock.

            (b) Upon any such termination of the Security Interests or release of Collateral, Creditor will execute and deliver to Hancock such documents as Hancock shall reasonably request to evidence the termination of the relevant Security Interests or the release of the relevant Collateral, as the case may be.

            (c) Creditor agrees that, upon substantial payment and performance of the Secured Obligations, Hancock shall be entitled to request from Creditor the release of the Security Interests and Creditor shall consider such request, provided however, that such release shall be in the sole discretion of Creditor.

            Section 11. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission or similar writing) and shall be given to such party to it at its address or facsimile number set forth in the Asset Purchase Agreement. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number referred to in the Asset Purchase Agreement and confirmation of receipt is received, and (ii) if given by any other means, when delivered at the address referred to in the Asset Purchase Agreement.

            Section 12. Waivers. No failure on the part of Creditor to exercise, and no delay in exercising and no course of dealing with respect to, any right or remedy under any Collateral Security Document shall operate as a waiver thereof; nor shall any single or partial exercise by Creditor of any right or remedy under any Collateral Security Document preclude any other or further exercise thereof or the exercise of any other right or remedy.

            Section 13. Successors and Assigns. This Security Agreement is for the benefit of Creditor and its successors and, in the case of Creditor, permitted assigns pursuant to the Asset Purchase Agreement, and in the event of an assignment of all or any of the Secured Obligations, the rights of the holder thereof under the Collateral Security Documents, to the extent applicable to the indebtedness so assigned, shall be transferred with such indebtedness. This Security Agreement shall be binding on Hancock and its respective successors and permitted assigns.

            Section 14. Changes in Writing. Any provision of this Security Agreement may be amended, supplemented, modified or waived only if such amendment, supplement, modification or waiver is in writing and is signed by Hancock and Creditor.

            Section 15. New York Law. This Security Agreement shall be construed in accordance with and governed by the laws of the State of New York applicable to contracts executed in and to be performed entirely within that state, except as otherwise required by mandatory provisions of law and except to the extent that remedies provided by the laws of any jurisdiction other than the State of New York are governed by the laws of such jurisdiction.

            Section 16. Severability. If any provision of any Collateral Security Document is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by law, the other provisions of the Collateral Security Documents shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of Creditor in order to carry out the intentions of the parties thereto as nearly as may be possible; and the invalidity or unenforceability of any provision thereof in any jurisdiction shall not affect the validity or enforceability of such provision in any other jurisdiction.

            Section 17. Counterparts. This Security Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

            Section 18. Waiver of Jury Trial. Each party hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Security Agreement or the transactions contemplated hereby.

            Section 19. Marshaling; Payments Set Aside. Creditor shall be under no obligation to marshal any assets in favor of Hancock or any other party or against or in payment of any or all of the Secured Obligations. To the extent that Hancock makes a payment or payments to Creditor or Creditor receives payment from exercise of its right of setoff, and such payment or payments or the proceeds of such setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all rights and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred and (ii) Creditor shall pay and return such amount as Creditor may be required to disgorge or otherwise pay to a trustee, receiver or any other party in respect of the portion of the payment from Hancock.

                            [Signature page follows]

            IN WITNESS WHEREOF, the parties hereto have caused this Security Agreement to be duly executed by their respective authorized officers as of the day and year first above written.


                                    Hancock Aluminum LLC,
                                    a Delaware limited liability company

                                    By:
                                        --------------------------------
                                        Name:
                                        Title:


                                    Glencore Acquisition I LLC,
                                    a Delaware limited liability company

                                    By:
                                        --------------------------------
                                        Name:
                                        Title:


                                    Glencore Ltd.,
                                    a Swiss corporation acting through
                                       its Stamford, Connecticut branch

                                    By:
                                        --------------------------------
                                        Name:
                                        Title:

                                                 EXHIBIT A to Security Agreement

                             PERFECTION CERTIFICATE

            The undersigned, a Responsible Officer of Hancock Aluminum LLC, a Delaware limited liability company ("Hancock"), hereby certifies, pursuant to the Security Agreement dated as of April 1, 2003 by and between Hancock, Glencore Acquisition I LLC, a Delaware limited liability company, and Glencore Ltd., a Swiss corporation acting through its Stamford, Connecticut branch (terms defined therein being used herein as therein defined), as follows:

            1. Name:

                  (a) The exact corporate name of Hancock as it appears in its certificate of formation is as follows:

                              Hancock Aluminum LLC

                  (b) Set forth below is each other corporate name Hancock has had since its organization, together with the date of the relevant change.

                              None.

                  (c) Except as set forth in Schedule 1, Hancock has not changed its identity or corporate structure in any way within the past five years.

[Changes in identity or corporate structure would include mergers, consolidations and acquisitions, as well as any change in the form, nature or jurisdiction of corporate organization. If any such change has occurred, include in Schedule 1 the information required by paragraphs 1, 2 and 3 of this certificate as to each acquiree or constituent party to a merger or consolidation.]

                  (d) The following is a list of all other names (including trade names or similar appellations) used by Hancock or any of its divisions or other business units at any time during the past five years:

                              None.

            2. Current Locations.

                  (a) The chief executive offices of Hancock (which are the only locations where the books and records of Hancock with respect to the Collateral are maintained) are located at the following addresses:

Mailing Address                       County                        State

1627 State Route 271 North
Hawesville, KY 42348                  Hancock                       KY

2511 Garden Road                      Monterey                      CA
Building A, Suite 200
Monterey, CA 93940

                  (b) The following are all the locations where Hancock maintains any Collateral not identified above:

Mailing Address                       County                        State

None.

                  (c) The following are the names and addresses of all Persons other than Hancock which have possession of any of the Collateral:

Mailing Address                       County                        State

NSA, Ltd.                             Hancock                       KY
1627 State Route 271 North
Hawesville, KY 42348

            3. Prior Locations. Set forth below is the information required by subparagraph 2(a) above with respect to each location or place of business maintained by Hancock at any time during the past five years:

Mailing Address                       County                        State

None.

            4. UCC Filings. A duly signed financing statement on Form UCC-1 in substantially the form of Schedule 4(A) hereto has been duly filed in the Uniform Commercial

Code filing office in each jurisdiction identified in paragraph 2 hereof. Attached hereto as Schedule 4(B) is a true copy of each such filing duly acknowledged by the filing officer.

            5. Schedule of Filings. Attached hereto as Schedule 5 is a schedule setting forth filing information with respect to the filings described in paragraph 4 above.

            6. Filing Fees. All filing fees and taxes payable in connection with the filings described in paragraph 5 above have been paid.

            IN WITNESS WHEREOF, I have hereunto set my hand this __ day of April , 2003.


                                             --------------------------------
                                             Name:
                                             Title:

                                            Schedule 1 to Perfection Certificate

                    CHANGE IN IDENTITY OR CORPORATE STRUCTURE

None.

                                         Schedule 4(A) to Perfection Certificate

                               LOCATION OF FILINGS

                                COPIES OF FILINGS

Debtor                          File Number                  Date of Filing

                                         Schedule 4(B) to Perfection Certificate

                          COPIES OF UCC-1 FILINGS DULY
                       ACKNOWLEDGED BY THE FILING OFFICER